UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 7, 2005

Advaxis, Inc.
(Exact name of registrant as specified in its charter)

Colorado	00028489	84 - 1521955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

212 Carnegie Center #206, Princeton, NJ	08546
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (609) 497-7555

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

The Registrant was advised by counsel that it had received written notice from the European Patent Office that Cerus Corporation (“Cerus”) has filed an opposition against European Patent Application Number 0790835 (“EP ‘835 Patent”) which was granted by the European Patent Office and which is assigned to The Trustees of the University of Pennsylvania and exclusively licensed to the Registrant. Registrant is defending against Cerus’ allegations in the Opposition that the EP ‘835 Patent, which claims a vaccine for inducing a tumor specific antigen with a recombinant live Listeria, is deficient because of (i) insufficient disclosure in the specifications of the granted claims, (ii) the inclusion of additional subject matter in the granted claims, and (iii) a lack of inventive steps of the granted claims of the EP ‘835 Patent. The Registrant believes that Cerus’ allegations in the opposition have no basis and it plans to vigorously defend the claims.

The opposition is in the early stages and, as yet, the Registrant is unable to evaluate the merits, if any, to the opposition proceeding. If the European Patent Office rules that the allegations are correct in whole or in part, and such ruling is upheld on appeal, the Registrant’s patent position in Europe may be eroded to the degree that the claims of the patent are narrowed or not allowed. The likely result of this decision will be increased competition for the Registrant in the European market for recombinant live Listeria based vaccines. Regardless of the outcome of the opposition proceeding, the Registrant believes that its freedom to operate in Europe, or any other territory, for its recombinant live Listeria based vaccine products will not be diminished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVAXIS, INC.

Date: October 7, 2005	By:	/s/ J. Todd Derbin
Name: J. Todd Derbin
Title: President and Chief
Executive Officer